August 6, 2008

Malcolm Skolnick, President/CEO
CytoGenix, Inc.
3100 Wilcrest, Suite 140
Houston, TX  77042

Dear Malcolm,

It is with sincere gratitude for my years of employment and many fond memories that I am resigning from CytoGenix, Inc.  My final date of employment will be August 7th, 2008.  I am willing to help in any way to make the transition as smooth as possible.

Again, thank you very much for providing me with this fine opportunity.

Sincerely,

Yin Chen